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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                  NO. 02-05


FOR MORE INFORMATION CONTACT: G. Darcy Klug, Chief Financial Officer
PHONE: (337) 896-6664


        OMNI ENERGY REQUESTS HEARING TO APPEAL NASDAQ STAFF DETERMINATION

         CARENCRO, LA - JUNE 3, 2002 - OMNI ENERGY SERVICES CORP. (NASDAQNM:
OMNI), received a Nasdaq Staff Determination on May 28, 2002 indicating that the Company failed to comply with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4450(a)(5). Therefore, its securities are subject to delisting from the Nasdaq National Market.

         The Company has requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. The Company will present evidence at the hearing to regain compliance with the minimum bid price requirement, which includes seeking stockholder approval for a reverse stock split. However, there can be no assurance that the Panel will grant the Company's request for continued listing. The Company has been advised by Nasdaq that pending completion of the appeal process, its stock will continue to be listed on the Nasdaq National Market.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to both geophysical and production companies engaged in the acquisition of on-shore seismic data. The company provides its services through several business units: Seismic Drilling, Helicopter Support, Permitting and Seismic Survey. OMNI's services play a significant role with geophysical companies who have operations in both marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, rapid growth, dependence on significant customers, seasonality and weather risks, competition, technological evolution and other risks detailed in the Company's filings with the Securities and Exchange Commission.